Exhibit 99.1

Kips Bay Medical, Inc. Announces Closing of Underwriters’ Partial Exercise of

Over-Allotment Option

Minneapolis, MN, January 28, 2013, Kips Bay Medical, Inc. (NASDAQ: KIPS), along with Manny Villafaña, its Founder, Chairman and CEO, today announced the closing of the underwriters’ purchase from the Company of 475,000 shares of Company common stock at a price of $0.65 per share pursuant to the over-allotment option granted to the underwriters in connection with the Company’s follow-on offering of common stock, which offering closed on December 28, 2012.  Sunrise Securities Corp. gave the Company notice of the exercise on January 24, 2013.  Sunrise Securities Corp. was the sole book-running manager and Aegis Capital Corp. was a co-manager for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on December 21, 2012. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering may also be obtained from the offices of Sunrise Securities Corp., 600 Lexington Ave., 23rd Floor, New York, New York 10022, telephone: (212) 421-1616 or email: rf@sunrisecorp.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its innovative external saphenous vein support technology, or eSVS Mesh for use in coronary artery bypass grafting surgery. The eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email:    Scott.Kellen@KipsBayMedical.com